SCHEDULE 14A INFORMATION
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                  (Name of Registrant as Specified In Its Charter)

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DIONEX CORPORATION
501 MERCURY DRIVE
SUNNYVALE, CALIFORNIA 94086
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 27, 1999
TO THE STOCKHOLDERS OF DIONEX CORPORATION:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dionex Corporation, a Delaware corporation (the "Company"), will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California, on Wednesday, October 27, 1999 at 9:00 a.m. for the following purposes:

1. To elect five directors to serve for the ensuing year and until their successors are elected.
2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 40,000,000 to 80,000,000.
3. To approve an amendment to the Dionex Corporation Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 650,000 shares.
4. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for its fiscal year ending June 30, 2000.
5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
The Board of Directors has fixed the close of business on September 7, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS




JAMES C. GAITHER
Secretary
Sunnyvale, California
September 10, 1999

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN
PERSON.  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE
COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS
POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL
OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

DIONEX CORPORATION
501 Mercury Drive
Sunnyvale, California 94086
1999 Proxy Statement
Information Concerning Solicitation and Voting General

The enclosed proxy is solicited on behalf of the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders to be held on Wednesday, October 27, 1999, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California.

Solicitation
The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

The Company intends to mail this proxy statement and accompanying proxy card on or about September 10, 1999, to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares
Only holders of record of Common Stock at the close of business on September 7, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 7, 1999, the Company had outstanding and entitled to vote ________ shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 501 Mercury Drive, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals
The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the "Commission") is May 13, 2000. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is July 30, 2000. Stockholders are also advised to review the Company's By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.



PROPOSAL 1
ELECTION OF DIRECTORS
There are five nominees for the five Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, having been elected by the stockholders.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Nominees

The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of August 31, 1999.

Name                   Age            Principal Occupation/Positions Held with
                                                  the Company
David L. Anderson	      55             Managing Director, Sutter Hill Ventures
James F. Battey	      78             Independent Investor
A. Blaine Bowman	      53             President and Chief Executive Officer
B.J. Moore	            63             Management Consultant
Riccardo Pigliucci	52             Chairman and Chief Executive Officer,
                                       Discovery Partners International

Mr. Anderson has been a managing director or general partner of Sutter Hill Ventures, a venture capital investment partnership, since 1974. Mr. Anderson has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company. Mr. Anderson is also a director of, BroadVision, Inc. and Molecular Devices Corporation.

Dr. Battey was President and Chief Executive Officer of Psi Star, Inc., which manufactured equipment used in the production of computer circuit boards, from 1981 until May 1987, and Chairman of the Board of Psi Star from May 1987 until his retirement in May 1990. Dr. Battey has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company.

Mr. Bowman has served as the Company's President and Chief Executive Officer and as a director since the Company began operations in 1980. Mr. Bowman is also a director of Molecular Devices Corporation.

Mr. Moore is an independent management consultant. From December 1985 until July 1991, he was President of Outlook Technology, Inc., a company that manufactured and sold high performance instrumentation and was merged with Biomation Corporation in August 1991. He has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company. Mr. Moore is also a director of Adaptec, Inc. and American Xtal Technology, Inc.

Mr. Pigliucci is Chairman and Chief Executive Officer of Discovery Partners International, a supplier of equipment and services to the drug discovery market. From 1996 to 1997, Mr. Pigliucci was Chief Executive Officer of Life Sciences International, a supplier of scientific equipment and consumables to research, clinical and industrial markets. Prior to that, he held numerous management positions during his 23-year career at Perkin-Elmer Corporation, a life science and analytical instrument company, including President and Chief Operating Officer from 1993 to 1995. He was elected as a director of the Company in March 1998. Mr. Pigliucci is also a director of Biosphere Medical Corporation.

Meetings; Committees
During the fiscal year ended June 30, 1999, the Board held seven meetings. The Board has two committees, an Audit Committee and a Compensation Committee. The Audit Committee recommends engagement of the Company's independent auditors, approves services performed by such auditors, and reviews and evaluates the Company's accounting system and its system of internal accounting controls.
The Audit Committee, consisting of Messrs. Anderson, Moore and Pigliucci and
Dr. Battey, held one meeting during the fiscal year ended June 30, 1999.

The Compensation Committee reviews and administers the compensation of the Company's officers and certain members of senior management of the Company. The members of the Compensation Committee are Messrs. Anderson, Moore and Pigliucci and Dr. Battey. During the fiscal year ended June 30, 1999, the Compensation Committee held two meetings.

During the fiscal year ended June 30, 1999, each Board member attended 100% of the meetings of the Board and the committees upon which such member served.

PROPOSAL 2
APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
The Board of Directors has determined that it is advisable to increase the Company's authorized Common Stock and has adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 40,000,000 shares to 80,000,000 shares.

As of August 1, 1999, 22,284,416 shares of Common Stock were issued and outstanding and an additional 4,097,449 shares were reserved for issuance upon the exercise of options granted under the Company's stock option and stock purchase plans. Accordingly, a total of only 13,618,135 shares of Common Stock are available for future issuance.

Although the Board of Directors currently has no plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, effecting stock splits through payment of a stock dividend, providing equity incentives to employees, officers, directors or consultants, opposing a hostile takeover attempt or delaying or preventing changes in control or management of the Company, or establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of outstanding shares of the Company's Common Stock, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Certificate of Incorporation with the Secretary of State of Delaware.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock will be required to approve this amendment to the Company's Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
APPROVAL OF INCREASE IN NUMBER OF SHARES OF COMMON STOCK
AUTHORIZED FOR ISSUANCE UNDER DIONEX CORPORATION STOCK OPTION PLAN
In July 1999, the Board approved an amendment to the Dionex Corporation Stock Option Plan (the "Plan"), subject to stockholder approval, increasing the number of shares of Common Stock authorized for issuance under the Plan by 650,000 shares and extending the term of the Plan to July 27, 2009. At
June 30, 1999, options to purchase a total of 2,803,031 shares had been granted and were outstanding under the Plan and the Company's now-expired 1984 Supplemental Stock Option Plan and 1,653,308 shares (plus any shares that might be returned to the Plan as a result of cancellations or expiration of options) remained available for future grant under the Plan. During the fiscal year ended June 30, 1999, the Company granted to employees (excluding executive officers) as a group options to purchase 41,200 shares at a weighted average exercise price of $34.88 per share. There were no options granted to executive officers in the fiscal year ended June 30, 1999.

Stockholders are requested in Proposal 2 to approve the amendments to the Plan. If the stockholders fail to approve Proposal 2, the number of shares available for future grant under the Plan will remain at 1,653,308 and the Plan will terminate on July 26, 2005. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendments to the Plan. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The essential features of the Plan, as amended, are outlined below:
The Plan provides for the grant of both incentive and nonstatutory stock options.

Incentive stock options granted under the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Plan are intended not to qualify as incentive stock option's under the Code. See "Federal Income Tax Information" for a discussion of the federal income tax treatment of incentive and nonstatutory stock options.

Purpose

The Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. As of June 30, 1999, stock options had been granted to approximately 20% of the Company's active employees.

Administration

The Plan is administered by the Board. The Board has the power to construe and interpret the Plan and, subject to the provisions of the Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board is authorized to delegate administration of the Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Plan to the Compensation Committee of the Board. As used herein with respect to the Plan, the "Board" refers to the Compensation Committee as well as to the Board itself.

Pursuant to the Plan, directors who serve as members of the Compensation Committee must be "outside directors." This limitation excludes from the Compensation Committee (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company, and (iv) directors currently receiving direct or indirect remuneration from the Company in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

Eligibility

Incentive stock options may be granted under the Plan only to selected key employees (including officers) of the Company and its affiliates. Selected key employees (including officers) and consultants, are eligible to receive nonstatutory stock options under the Plan.

Directors who are not salaried employees of or consultants to the Company or to any affiliate of the Company are not eligible to participate in the Plan.
No incentive option may be granted under the Plan to any person who, at the time of the grant, own (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.
The Plan limits grants to 200,000 shares of Common Stock for each employee for each twelve-month period. The purpose of this limitation is generally to comply with requirements for options granted with an exercise price at least equal to fair market value of the Common Stock on the date of grant to qualify as "performance-based compensation" under Code Section 162(m), such that the Company may continue to be able to deduct for tax purposes the compensation attributable to the exercise of such options granted under the Plan.

Stock Subject to the Plan

If options granted under the Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Plan.

Terms of Options
The following is a description of the permissible terms of options under the Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options under the Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options are granted with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Code Section 162(m). See "Federal Income Tax Information." At August 2, 1999, the closing price of the Company's Common Stock as reported on The Nasdaq National Market was $42.75 per share.
The exercise price of options granted under the Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board,
(i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement; or (iii) in any other form of legal consideration acceptable to the Board.

Option; Exercise. Options granted under the Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Plan typically vest in 25% increments each year beginning one year from the date of the grant. Shares covered by options granted in the future under the Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the service of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

Term. The maximum term of options under the Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Plan generally terminate 30 days after termination of the optionee's employment or relationship as a consultant to the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within 30 days after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within 18 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and, distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

Adjustment Provisions

If there is any change in the stock subject to the Plan or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an optionee during any twelve-month period, and the class, number of shares and price per share of stock subject to such outstanding options.

Effect of Certain Corporate Events

The Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the Plan, or to substitute similar options, then the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

The Board may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. Excluding any such action by the Board, if the stockholders approve Proposal 2, then the Plan will terminate on July 27, 2009, and if the stockholders fail to approve Proposal 2, then the Plan will terminate on July 26, 2005.

The Board may also amend the Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company if the amendment requires stockholder approval in order to satisfy the requirements of Section 422 of the Code or Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation to certain employees.

Restrictions on Transfer

Under the Plan, an incentive stock option may not be transferred by the optionee other than by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution or under certain other limited circumstances. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer as the Board deems appropriate.

Federal Income Tax Information

Incentive Stock Options. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may cause an optionee to become subject to the alternative minimum tax or result in an increase in the optionee's alternative minimum tax liability.

If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the stock was held. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The current maximum long-term capital gains rate for federal income tax purposes is generally 20% for assets held more than 12 months. The maximum ordinary income rate and short-term capital gains rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to
Section 16(b) of the Exchange Act.

To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. Nonstatutory stock options granted under the Plan generally have the following federal income tax consequences:
There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option.

Such gain or loss will be long or short-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per employee limitation on the number of shares for which options may be granted during a specified period, the per employee limitation is approved by the stockholders and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4
APPROVAL OF INDEPENDENT AUDITORS
Deloitte & Touche LLP ("Deloitte & Touche") has served as the Company's independent auditors with respect to the Company's books and accounts since the Company began operations in 1980.

The stockholders are being asked to ratify the approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 2000. Although it is not required to do so, the Board is submitting the approval of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the Board would reconsider its approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 2000. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION
OF THE SELECTION OF DELOITTE & TOUCHE

SECURITY OWNERSHIP
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company's Common Stock as of August 1, 1999 by (i) each director, (ii) each Named Executive Officer (as defined under "Executive Compensation"), (iii) all executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

Beneficial Ownership(1)
                                              Number of
Name of Beneficial Owner                        Shares     Percent of Shares
Pioneering Investment Management Corporation(2) 2,176,000            9.8%
60 State Street
Boston, MA 02109

Janus Capital Corporation(3) 	                  2,113,645            9.5%
100 Fillmore Street #3
Denver, CO 80206

A. Blaine Bowman(4) 	                        1,402,188            6.1%
James F. Battey	                                535,980            2.4%
Barton Evans, Jr.(4) 	                          310,626            1.4%
David L. Anderson(4) 	                          292,032            1.3%
Christopher Pohl(4) 	                           92,863              *
Michael Pope(4) 	                                 67,824              *
Bruce Barton (4) 	                                 69,580              *
B. J. Moore(4) 	                                 40,040              *
Riccardo Pigliucci(4) 	                            5,000              *
All executive officers and directors as a
group(12 persons)(5) 	                        2,957,841           12.5%

*Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 22,284,416 shares outstanding on August 1, 1999 adjusted as required by rules promulgated by the SEC.

(2)	Pioneering Investment Management Corporation is a registered investment advisor. As of August 1, 1999, Pioneering Investment Management Corporation had sole dispositive and voting power with respect to all of the shares set forth above.

(3)	Janus Capital Corporation is a registered investment advisor.  As of
August 1, 1999, Janus Capital Corporation had shared dispositive and voting power with respect to all of the shares set forth above.

(4)	Includes shares subject to outstanding stock options that were exercisable on August 1, 1999 or that could become exercisable within 60 days thereafter, as follows: Mr. Bowman, 716,000 shares; Mr. Evans, 226,000 shares; Mr. Anderson, 10,000 shares; Mr. Barton, 67,000 shares; Mr. Pohl, 85,500 shares; Mr. Pope, 59,500 shares; Mr. Moore, 6,000 shares; and Mr. Pigliucci, 5,000 shares.

(5)	Includes shares described in the notes above, as applicable, and 131,750 shares subject to outstanding stock options held by other executive officers of the Company that were exercisable on August 1, 1999 or could become exercisable within 60 days thereafter.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended June 30, 1999, the Company's executive officers and directors complied with applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION
Compensation of Directors
Each Non-Employee Director received an annual fee of $16,500 in fiscal 1999 and $1,000 for each regularly scheduled meeting attended, including the Audit Committee meeting, and $800 for every other meeting attended. In July 1999, the Board approved an increase in the fee paid to each Non-Employee Director for attending regularly scheduled meetings from $1,000 to $1,250. A Non-Employee Director is defined as a director who is not an employee of the Company or any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Code (hereinafter and "Affiliate"), and has not been an employee or the Company or any Affiliate for all or part of the preceding fiscal year. The annual fee payable to Non-Employee Directors during fiscal 2000 will remain the same as in fiscal 1999.
In addition, each Non-Employee Director is eligible for option grants under the Company's 1998 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan is administered by the Board.

On the date of the annual meeting of stockholders, each member of the Board who is a Non-Employee Director, as defined above, is automatically granted under the Directors' Plan, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 4,000 shares of Common Stock of the Company. Until July 1999, each person who was elected for the first time to be a Non-Employee Director was automatically granted an option to purchase 20,000 shares of the Common Stock of the Company. In July 1999, the Board amended the Directors' Plan to decrease this initial grant to 10,000 shares for Non-Employee Directors joining the Board after such date. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest in 25% increments each year beginning one year from the date of grant. The term of options granted under the Directors' Plan is five years from the date granted.

During the last fiscal year, the Company granted options covering 12,000 shares to the Non-Employee Directors of the Company at a weighted average exercise price per share of $24.50. Options to purchase 12,000 shares of Common Stock granted under the Directors' Plan were exercised during fiscal 1999, and the value realized upon exercise of such options was $301,245.

Compensation of Executive Officers
The following table sets forth, for the fiscal years ended June 30, 1999, 1998, and 1997, certain compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers at June 30, 1999 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE



                                                       Long-Term
                                                      Compensation
                                                         Awards
                                                       Number of
                                                       Shares of
                                                      Common Stock
Name and Principal                 Annual Compensation Underlying    All Other
Position                     Year   Salary(1) Bonus(2)  Options  Compensation(3)

A. Blaine Bowman	            1999 $354,596  $400,497       --      $8,000
President and Chief Executive 1998  334,904   361,489   160,000      8,000
Officer                       1997  319,904   345,413   200,000      8,000

Barton Evans, Jr.	            1999 $224,539  $147,369       --      $7,676
Senior Vice President         1998  209,238   127,699    40,000      7,995
                              1997  192,946   120,077    56,000      8,011

Bruce Barton                  1999 $149,515  $ 92,607       --      $8,653
Vice President                1998  137,423    84,872    30,000      8,440
                              1997  125,954    81,972    36,000      8,080

Christopher Pohl              1999 $169,364  $ 81,450       --      $8,706
Vice President                1998  155,677    73,633    30,000      9,053
                              1997  142,832    54,867    36,000      8,282

Michael Pope                  1999 $169,364  $ 92,676       --      $9,206
Vice President and Chief      1998  155,677    73,633    30,000      8,592
Financial Officer             1997  146,031    66,433    36,000      8,134


(1) Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to the Company's 401(k) Plan.

(2) Amounts shown include amounts earned under the Company's Employee Profit Sharing Plan and the Management Bonus Plan. Under the Employee Profit Sharing Plan, amounts earned in fiscal years 1999, 1998, and 1997, respectively, were as follows: Mr. Bowman $80,497, $71,489 and $70,413; Mr. Evans $39,369, $34,669
and $33,077; Mr. Barton $25,607, $22,872 and $21,974; Mr. Pohl $26,450, $23,633
and $20,867; and Mr. Pope $27,676, $23,633 and $22,433. Under the Management Bonus Plan, amounts earned in fiscal years 1999, 1998 and 1997, respectively, were as follows: Mr. Bowman $320,000, $290,000 and $275,000; Mr. Evans $108,000, $93,000 and $87,000; Mr. Barton $67,000, $62,000 and $60,000; Mr. Pohl
$55,000, $50,000 and $34,000; and Mr. Pope $65,000, $50,000 and $44,000.

(3)	Amounts shown include Company contributions to the Company's 401(k) Plan.

(3) Includes $220,000, $190,000 and $175,000 deferred at the election of Mr. Bowman for fiscal 1999, 1998 and 1997, respectively, pursuant to the Company's compensation deferral plan established by the Company for Mr. Bowman.

Stock Option Grants and Exercises

The Company grants options to its executive officers under the Dionex Corporation Stock Option Plan. As of June 30, 1999, options to purchase a total of 2,803,031 shares had been granted and were outstanding under the Plan and the Company's now-expired 1984 Supplemental Stock Option Plan. Options to purchase 1,653,308 shares remained available for grant under the plan.

During the fiscal year ended June 30, 1999 there were no options granted to Named Executive Officers.

The following table shows, for the fiscal year ended June 30, 1999, certain information regarding options exercised by and held at year-end by the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

                                                                    Value of
                                                                 Unexercised
                                         Number of Shares of    In-the-Money
                                                Common Stock      Options at
                                      Underlying Unexercised     Fiscal Year
             Number of                Options at Fiscal Year             End
       Shares Acquired                      End Exercisable/    Exercisable/
Name       On Exercise  Value Realized(1)   Unexercisable(2) Unexercisable(3)

Mr. Bowman	     128,000      $4,384,500  716,000/220,000 $22,089,500/$4,383,750
Mr. Evans	         --              --   226,000/58,000    6,882,000/1,168,500
Mr. Barton	      3,000          117,138   67,000/40,500    1,835,875/803,812
Mr. Pohl	     20,000          523,125   85,500/40,500    2,473,313/803,812
Mr. Pope	     38,850          761,950   59,500/40,500    1,602,812/803,812


(1) Represents the fair market value of the underlying shares on the date of exercise (based upon the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee) less the exercise price.

(2)	Includes both in-the-money and out-of-the-money options.

(3)	Represents the fair market value of the underlying shares on the last day of the fiscal year ($40.50 based on the closing sales price of the Common Stock as reported on the Nasdaq National Market) less the exercise price.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board (the "Committee") consists of non-employee directors and establishes compensation policy and practices for the Company's Chief Executive Officer ("CEO") and its other executive officers. All compensation at the Company is based upon a sustained high level of individual performance and the Company's overall performance. The Committee provides direction and makes recommendations on all compensation matters relating to executive officers and other senior management employees, including stock option grants.

Compensation Philosophy

The goal of the compensation program is to tie compensation to the attainment of specific business and individual objectives, while providing compensation sufficient to attract, retain, motivate and reward executive officers and other key employees who contribute to the long-term success of the Company. In furtherance of these goals, annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies to a significant degree on annual longer-range incentive compensation in order to attract and motivate its executives. Incentive compensation is variable and is closely tied to corporate performance to encourage profitability growth and the enhancement of stockholder value. The Company's total compensation package, composed of base salary, bonus awards and stock option grants, is designed to be competitive with leading separations science and high technology companies with which the Company competes for peoples.

Cash-Based Compensation

Cash-based compensation paid to executive officers in fiscal 1999 consisted of base salary, including amounts received pursuant to the Company's Employee Profit Sharing Plan, and an annual incentive award under the Company's Management Bonus Plan. For fiscal 1999, in making its competitive analysis of cash-based executive compensation, the Committee reviewed surveys provided by Towers Perrin, Hewitt and Associates and the Western Management Group, all nationally recognized consulting organizations specializing in executive compensation, of compensation paid to executive officers of separations science and high technology companies.

Base Salary

The Committee annually reviews and adjusts each executive officer's base salary. To ensure retention of qualified management, the Committee generally targets base salaries paid to executive officers at competitive levels, based on the surveys described above. In addition, when reviewing base salaries, the Committee considers both qualitative and quantitative factors relating to individual and corporate performance, levels of responsibility, prior experience and breadth of knowledge. The Committee does not base its considerations on any single one of these factors not does it specifically assign relative weights to factors. In many instances, the qualitative factors necessarily involve a subjective assessment by the Committee. Generally, in determining salary adjustments for executive officers (other than the chief executive officer), the Committee relies primarily on the evaluation and recommendations of Mr. Bowman.

Employee Profit Sharing Plan

The Company's Employee Profit Sharing Plan (the "EPSP") has been established to reward all North American full-time employees of the Company, including executive officers, for their contributions to the Company's profitability for any given year. The structure of the EPSP provides for the development of a compensation pool, the size of which is based on profits for a given year. In fiscal 1999, each eligible employee, including each of the executive officers, received pursuant to the EPSP an amount equal to 11.8% of such employee's eligible compensation.

Annual Incentive Award

The Management Bonus Plan (the "MBP"), an annual incentive award plan, is the variable pay program for officers and other senior managers of the Company. The actual bonus award earned depends on the extent to which Company and individual performance objectives are achieved for any given year. Company objectives consist of achieving operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. The Company does not set any specific target levels of compensation nor does it base its bonus determinations on achievement of all criteria. At the end of each fiscal year, the Committee evaluates the degree to which the Company has met its goals in light of its historical and industry-wide performance. The Committee then determines individual awards under the MBP by evaluating each participant's contribution to the achievement of the Company's objectives and overall individual performance as well as by ensuring that bonus awards remain at competitive levels.

Cash-based Compensation for Fiscal 1999

The amount of the aggregate of Mr. Bowman's base salary and EPSP award for fiscal 1998, in addition to his annual bonus under the MBP, was in the fourth quartile compared to the surveyed group of leading separations science and high technology companies. Following a review of the above-described surveys, the Committee set Mr. Bowman's base annual salary for fiscal 1999 at $355,000, representing an increase of 6% over his base salary for fiscal 1998.
In setting Mr. Bowman's base salary and amount of award under the MBP, the Committee took into account, in addition to competitive consideration, the Committee's evaluation of Mr. Bowman's contribution to the performance of the Company in fiscal 1999. In particular, the Committee took into consideration the Company's financial performance, including sales growth and profitability, as well as contributions by Mr. Bowman to achievements in strategic planning and positioning. The Committee also considered Mr. Bowman's leadership and experience in the separations science industry and the scope of Mr. Bowman's responsibility. As the result of this assessment, Mr. Bowman was awarded an annual bonus of $320,000.

Similar competitive consideration and corporate and individual performance factors accounted for increases in base salaries and were taken into consideration in determining awards under the MBP for other executive officers for fiscal 1999. The percentage increase in base salaries of executive officers ranged from 4% to 9%. The executive officers received awards under the MBP ranging from 22% to 48% of their base salaries.

Long-Term Incentives

The Company utilizes a long-term incentive program, currently consisting of the Dionex Corporation Stock Option Plan (the "Plan") and, until August 1994, also consisting of the 1984 Supplemental Stock Option Plan, to further align the interests of stockholders and management by creating common incentives related to the possession by management of substantial economic interest in the long-term appreciation of the Company's stock. In determining the size of an option to be granted to an executive officer, the Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and unvested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer's overall compensation arrangements, including stock options. Additional long-term incentives are provided through the Company's Employee Stock Participation Plan in which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company, subject to specified limits, at 85% of fair market value.
No options were granted to executive officers in fiscal 1999. In fiscal 1998, Mr. Bowman was granted an option to purchase 160,000 shares and the other executive officers were granted options to purchase shares in amounts ranging from 18,000 to 40,000 shares.

Section 162(m) of the Code limits the Company to deduction, for federal income tax purposes, of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has determined that stock options granted under the Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation." In fiscal 1996, the Company's stockholders approved an amendment to the Plan that enables any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option that qualifies as "performance-based compensation" and thus be deductible by the Company without regard to the $1 million limit otherwise imposed by Code Section 162(m). The Committee believes that it is quite unlikely that compensation, excluding the value of any stock options granted under the Plan, paid to any Named Executive Officer in a taxable year which is subject to the limitation will exceed $1 million.

DAVID L. ANDERSON
JAMES F. BATTEY
B. J. MOORE
RICCARDO PIGLIUCCI

PERFORMANCE MEASUREMENT COMPARISON

The following chart shows total stockholder return for the Standard & Poor's 500 Stock Index, a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the "Peer Group") and for the
Company:

COMPARISON OF FIVE-YEAR TOTAL CUMULATIVE RETURN ON INVESTMENT

[THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                         1994       1995      1996      1997     1998     1999
Dionex Corp            100.00	    137.59    193.99    308.27   317.29   487.22
Industry Index         100.00     124.55    170.39    208.38   207.30   293.70
S&P 500 Index          100.00     126.07    158.85    213.97   278.51   341.89

ASSUMES $100 INVESTED JULY 1, 1994
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING JUNE 30, 1999

The material in this report is no "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Upon written request of a stockholder, the Company will provide a list of companies comprising the Peer Group as well as the list of companies that were included in the prior year's Peer Group but are not included in this year's Peer Group because such companies are not longer listed under the SIC Code 3826 and companies that were not included in the prior year's Peer Group but are included in this year's Peer Group because such companies are currently, but were not in the prior year, listed under the SIC Code 3826.

The total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the Standard & Poor's 500 Stock Index and the Peer Group, based on June 30, 1994 = 100. In accordance with the rules of the SEC, the returns of companies comprising the Peer Group are weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.


OTHER MATTERS
The Board does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

By Order of the Board of Directors



JAMES C. GAITHER
Secretary
September 10, 1999


PROXY

DIONEX CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 27, 1999

The undersigned hereby appoints A. Blaine Bowman and Michael Pope, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dionex Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dionex Corporation to be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94086 on October 27, 1999 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE
VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR
PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE
PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED,
THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

VOTE BY TELEPHONE
It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE
(1-877-779-8683).

Follow these four easy steps:
1. Read the accompanying Proxy Statement/Prospectus and
Proxy Card.
2. Call the toll-free number
1-877-PRX-VOTE (1-877-779-8683). For
shareholders residing outside the United
States call collect on a touch-tone phone
1-201-536-8073.
3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4. Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

VOTE BY INTERNET
It's fast, convenient, and your vote is
immediately confirmed and posted.

Follow these four easy steps:

1. Read the accompanying	Proxy Statement/Prospectus
	and Proxy Card.
2. Go to the Website http://www.eproxyvote.com/dnex
3. Enter your 14-digit Voter Control Number located on your proxy Card above your name.
4. Follow the instructions provided.

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/dnex anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE
OR INTERNET

                    DETACH HERE

/X/ Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES
FOR DIRECTOR LISTED BELOW AND FOR PROPOSAL 2, 3 AND 4.

1. To elect five directors to hold office until the next
   Annual Meeting of Stockholders and until their successors are elected. Nominees:

  (01) David L. Anderson, (02) James F. Battey,
  (03) A. Blaine Bowman, (04) B.J. Moore and (05) Riccardo
  Pigliucci.

FOR ALL NOMINEES / /

/ / WITHHELD FROM ALL NOMINEES

 / / --------------------------------------
To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) above.

2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 40,000,000 to 80,000,000.

/ /FOR   / /AGAINST   / /ABSTAIN

3. To approve an amendment to the Dionex Corporation Stock
   Option Plan to increase the aggregate number of shares of Common Stock for issuance under the plan by 650,000 shares.

/ /FOR   / /AGAINST   / /ABSTAIN

4. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for its fiscal year ending
   June 30, 2000.

/ /FOR   / /AGAINST   / /ABSTAIN

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors,administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature:_________ Date:_____ Signature:________ Date:_____